EXHIBIT 99.1

June 8, 2011 / 03:00PM PDT — Medizone International, Inc. Conference Call

CORPORATE PARTICIPANTS

Edwin G. Marshall, Medizone International, Inc. – Chairman & CEO

Tommy Auger – CFO

Jill Marshall – Operations

PRESENTATION

Jill - Operations

Good afternoon and welcome to the Medizone International, Investor Conference Call.  This is Dr. Jill Marshall. I am the Director of Operations at Medizone and will be asking Mr. Marshall the questions that we have received from shareholders.  Today’s call is being recorded and will be posted on our website following the call.  At this time for opening remarks and introductions, I would like to turn the call over to Edwin Marshall, Chairman and Chief Executive Officer of Medizone International.

Ed Marshall –Medizone International, Inc. — Chairman

Thank you Jill. Good afternoon and welcome to this special conference call.  We issued a press release inviting our shareholders and other interested parties to join us this morning to hear a brief update concerning the Company and recent developments affecting our business.

Before we begin the question and answer part of this call, I will ask Tommy Auger, our Chief Financial Officer, to give the cautionary statement regarding forward-looking statements.

Tommy Auger – Medizone International, Inc. — CFO

Thank you Ed, and good afternoon to everyone. This afternoon’s call will contain forward-looking statements about the business, financial condition, and future prospects of the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

These risks and uncertainties are described in our most recent annual report on Form 10-K and in the Company’s recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2011, in connection with our first quarter ended March 31, 2011. You are cautioned not to place undue reliance on forward-looking statements made today and each such statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements.  Our view today might be very different from our view even a few days from now.  The transition from research and development into production and sales is an evolving, on-going process.

We remind everyone that the best source of information about Medizone and our AsepticSure™ technology may be found in the company’s filings made with the Securities and Exchange Commission and on the company’s website located at medizoneint.com

Ed Marshall

Thank you, Tommy.  Today we are going to try and answer a number of questions that have been submitted by shareholders for this call.  At the end of the call, I will make some additional comments with the intention of clarifying where the company believes it is overall relative to achieving production, sales and our future strategies moving forward.  Jill, would you please proceed with the first question.

Jill

Thank you, Ed. That completes our opening remarks for this afternoon and we will now turn to our responses to previously submitted questions from our shareholders and others.

Here is our first question.

Q1:

Can you please provide more details as to the upcoming presentations of Dr. Zoutman, particularly before the World Health Organization and what that means for the company.

This is an excellent first question as it allows me to summarize where the scientific side of the house is with AsepticSure™ and what that means.  We have been pleased that the American Journal of Infection Control published a very prestigious review of the work completed by Drs Shannon and Zoutman in our laboratories at Queen’s University.  Currently available on line, the print copy is expected this coming month.  None of our competitors can boost of 100% kill with all of the bacteria tested, Medizone can.  The results of our research completed, and on-going, has set never before achievable standards for the decontamination of critical infrastructure.  Although at this point we are not making the claim sterilization, sterilization is defined as greater than 6 log kill.  We routinely achieve a minimum of 6 log kill for all of the bacteria we have worked with, including food borne pathogens.

Dr Zoutman has just returned from Toronto, where he attended the Canadian Community and Hospital Infection Control Canada Association conference which was held between May 30th to June 3rd.  The report from him was exceedingly positive as to the reception and interest he received for the presentation made on the research produced at our Innovation Park, Queens University laboratories.  Everyone involved with the health care community, from doctors, nurses, and administrators, to insurance carriers, is desperate to reduce the thousands of largely preventable hospital acquired infections that plague our health care system every day.  When these health care professionals learn of AsepticSure™ and our results, and can see these results have now been confirmed through peer review in a highly prestigious medical journal, they are excited at the possibilities for their own facilities.

The First International Conference on Prevention and Infection Control sponsored by the World Health Organization will be held in Geneva, Switzerland June 29th through July 2nd.  The importance of Dr Zoutman  presenting his research findings in Geneva, and the long term positive implications we expect that to have for the Company, cannot be overstated.  Containing and controlling the new strains of Super Bug infections is a global problem, at the tip of the arrow relative to priority with health care professionals, food processors, and clean room manufactures, to name just three markets for AsepticSure™.  The current crisis of infection challenges are daunting for health care professionals.  We believe AsepticSure™ will provide a tool for health care providers to establish a new, here-to-fore unreachable standard, for cleanliness within their facilities.  The use of AsepticSure™ should set a standard that will ultimately help health care providers avoid hundreds of thousands, perhaps millions of infections, saving countless lives in the process, all while retaining significantly more earnings for their institutions.

Health care leaders from all over the world will be attending this conference.  These conferences provide natural steps forward to establish AsepticSure™ as the new decontamination standard whether that be for hospitals and long term care facilities, food processing plants in order to bring food borne illnesses such as E-coli and Salmonella under control, with clean room manufacturing facilities to assure they truly meet FDA and other regulatory bodies requirements for cleanliness, or as a candidate for friendly governments to use for building remediation in case of a biological or chemical attack; AsepticSure™ is on a path to change global standards for expectation of cleanliness and safety in any critical environment.

Q2

Here is a question from a shareholder in Wilmington, North Carolina.

What is the current status of the $10m funding?  How much has been used and are there other sources of funding operations on the horizon?

Medizone has a strong private investor base.  Prior to the $10MM funding commitment from Mammoth Corporation of Chicago, of which we have used less than $500,000 to date, we had used this base of accredited investors exclusively to raise funds for the company.  I believe it would be difficult to find another company traded in the Over The Counter market place that has such a deep core of accredited investors standing behind it.  Let me take this moment as an opportunity to say thank you to each and every one of you who have made private placements with Medizone over the years.  You have been as important to the success of the company as any of us in management.  You are a valued part of this company and its history.

Regarding Mammoth, we have completed two draw-downs with Mammoth Corporation to date and anticipate making additional draw-downs in the future as capitalization requirements might dictate.  Management tries to balance its funding requirements in as careful a manner as it can relative to dilution.  There have been times when private placement funds were deemed to be the most effective way to raise funds for the company relative to minimizing stock dilution.  Recently, with the Company’s stock trading higher, the Mammoth funding makes more sense to us.  We have been able to raise money at higher prices per share, thus controlling dilution.  At the same time, as our monthly cash burn has significantly increased during this transition from a pure R&D into initial production and sales, the terms of our agreement with Mammoth have helped us obtain and manage the required funds in a timely manner.  As an example, following the most recent PUT to Mammoth, funds in the amount of a bit over a quarter million dollars (the full amount due from the PUT) was wired to the Medizone account within 24 hours.  Regarding other sources, we have not utilized any other potential funding sources at this time, but always try to remain vigilant for funding sources that would be deemed in the best interest of the shareholders.

Q3

Here is a question from a shareholder in Newport News, Virginia

Ed, has the company been in contact with an investment banker to help move the company to valuation of the market and sales?

To my experience, those that call themselves investment bankers come in different shapes and sizes, with varying areas of expertise that might, or might not, provide a good fit for Medizone.  For the purpose of answering this question, my definition of investment bankers are bankers that are international in scope.  Sizeable, well established firms that have been in business for many years, are well known in the banking and financial markets industry and offer many services beyond funding, such as valuation services, market analysis and the potential to introduce beneficial corporate partners.

The direct answer to the question is yes, to date we have had meetings with the representatives of two sizeable investment banking firms.   The first meeting was last year in San Francisco, which, while the meeting was educational, was with a firm that did not seem a particularly good fit, at least at that time.  We were looking for additional funding at the time, and they could not offer us a program that was attractive to us.

We met with representatives of a second investment banking firm this May at our new office in Sausalito.  Two gentlemen from the bank’s office in New York came to see us. One was a VP of investment banking, the other was the Managing Director of their Health Care Investment Banking portfolio.  The fit with this firm seemed to have more potential. What Medizone is looking for in an investment banking firm, is a firm that can not only assist us with additional funding resources if that should be required, but importantly, a firm that can offer experienced, sound professional advice and guidance relative to market analysis, product valuation, and perhaps manage the introduction of potential corporate partners for business expansion, or guide us in a future merger or acquisition.   We are bright enough to understand the need to utilize these kinds of specialized professional resources at the appropriate time, and we intend on doing so.

Shareholders should not expect any more detail regarding investment banking activities from the Company at this time.  The meetings mentioned above should be considered investigational and very preliminary from the perspective of all parties.  Assuming we enter into a future agreement with an investment banking firm, as anticipated, it will of course be reported through appropriate channels.

Q4

This question is from a long time shareholder.

Why are we attending the trade show in August?

Is it just a show and tell or are we there to take orders?

If we plan on taking orders, how are we going to fill them?

The FIME show being held in Miami between August 10 to 12th, is the largest medical purchasing show of the year in North America.  As of June 3rd, there were already more than 5,700 attendees signed up and the show is still two months away.  FIME will provide a stage for us to introduce our AsepticSure technology to the commercial sector.   We will be prepared to accept pre-orders, should we obtain some at the show.  We will also be offering an attractive, limited, introductory price that will apply to pre-orders from the show.  We cannot predict we will achieve any pre-orders from the show, but we do fully expect to stir plenty of interest.  By the way, Dr. Zoutman is scheduled as a guest speaker at the FIME Show.

My expectation is we will probably enter into an agreement or two at FIME to demonstrate our production equipment within certain market segments to specific, interested, potential customers.  Following a successful demonstration of efficacy for the desired application, contracts would be expected to be forthcoming.

As far as delivery of production equipment, our initial soft launch production manufacturing build should initiate around the same time as FIME.  We are being very cautious to insure the production equipment is fully proven before production is increased beyond a small number of units. The initial production units are intended for additional field validation confirmation of performance, demonstration of efficacy and additional hospital beta testing with production equipment.  Production deliveries of more than a small number of units should not be anticipated prior to 2012, but that does not preclude us from accepting orders in any quantity.

Following the soft launch program, the ability to increase production at any level desired through technology transfer to established manufactures will be achievable in a reasonable and manageable period of time.  With component resource suppliers identified, jigs and molds built, and build specifications and manufacturing processes established, it will be possible to build AsepticSure™ at manufacturing facilities any place in the world to whatever volumes are required.

As a small company with limited resources, it is essential we move into manufacturing at a pace that does not expose us to a potentially fatal mistake caused by moving too fast.  Clearly, we hope orders outpace manufacturing capacity moving into 2012.  That is exactly the situation we wish to establish, in order to pin point exactly how large the first manufacturing ramp up to follow the soft launch should be.

It is our belief that if we establish a clear market acceptance and demand for AsepticSure™, particularly if we can do so in more than one market segment, we should drive valuation considerably.  We wish to establish Medizone as an attractive potential supplier or partner for AsepticSure™ units, deliverable to a multi-national corporation involved in disinfection technology sales, with significant sales and service infrastructure already in place. The future expansion of sales to the macro level, will likely be preceded by either a partnership of some kind or even a take out, by a multi-national.

Our immediate job is to provide a unique, well designed and well built production product to the disinfection market, to drive market acceptance and demand, thereby demonstrating the value of AsepticSure™ not only in terms of reduced suffering and the saving of human lives, but as a significant money making opportunity for suppliers and end users alike.  On the regulatory side of the house, we have an experienced group of experts working to assure that AsepticSure™ will meet both North American and EU regulatory compliance requirements in regard to green content as well as engineering excellence.  Incidentally, the UK and EU requirements are the most stringent on the planet, so meeting those requirements should signal global acceptance for content and build quality.

Q5

Here are questions from another long time shareholder.

What does a typical sale to a customer entail in terms of pricing of the

AsepticSure™ device and disposables such as the Ozone canisters, training,...etc.

in a hospital setting?

Are there plans for franchises in AsepticSure™ sanitizing of premises or are the revenues going to be strictly from direct sales to commercial customers?

Currently, we anticipate the introductory price for the AsepticSure™ system is going to be $95,000, although we will offer a special incentive for the FIME show.  The purchase price includes training and full support, along with a one-year warranty.  Following the cost of training, support and warranty, the Company should be able to retain 40% of the per unit price in pre-tax earnings.  As production is ramped up, our costs per unit will diminish, and retained earnings are expected to increase significantly.

In regard to the hospital aspect of the question; during the next stage of hospital beta testing with production equipment, a big part of our work together will be establishing the best protocols possible for maximum efficacy and minimal patient flow interruption, in the hospital environment.

There are no ozone canisters, as the O3 used by the system is generated on site from ambient air by the UV generator system.  The hydrogen peroxide misting aspect of the technology does require a run kit for each room treated.  The run kit is a disposable, which is expected to deliver additional revenue to the company estimated at about $4 per room treated.  Over time, revenue from the disposables used is expected to exceed, revenues from technology sales.

As to the question regarding sale pathways, we believe both the franchise model for some markets, and the direct sales route in other markets, are appropriate and both are being pursued.

Q6

Here is a revenue question from a shareholder.

Can you please tell us when the Company expects to start producing revenue from the AsepticSure™ product and, based on the current market for this type of product, can the Company tell us what the potential is for future revenue?

As I have previously mentioned, beginning in Q4 of this year, our soft launch program will be underway.  Depending on the response we receive at the FIME show, and the results we demonstrate through our soft launch program, it is reasonable to expect revenue flows through pre-sales to begin this year.  As initial market penetrations are achieved, and production is increased in 2012, then we expect to see significant revenue increases.

Initial revenue levels are impossible to predict, and I do not want to get into blue sky.  I will, however, point out the size of a few of the markets we believe AsepticSure™ is perfect for.  These estimated numbers are only for North America and the future market for AsepticSure™ is clearly global.  So this is just a hint at the size of the true market.  It is these market potentials, combined with the never before realized levels of efficacy we are routinely achieving, that suggests AsepticSure™ will prove very attractive to Fortune 500 companies that wish to be competitive in the disinfection industry, and would like to do so with the only technology proven to demonstrate reliable 100% kill rates, even against 7 log bactericidal loads.  As Medizone achieves market penetrations and demonstrates demand, on the back of patents beginning to be granted, then the future path forward will likely be tied to a relationship with a significantly sized corporate partner, which would enable major commercial ramp ups on all fronts.  Following soft launch and then an anticipated mid-launch increase in production, explosive growth becomes a possibility following partnering.

As an interesting niche market, it has been pointed out to us by a senior Canadian scientist that runs a maximum security bio-safety level 4 government laboratory in Winnipeg, Canada that there are about 3,000 level 3 laboratories as well as a handful of level 4 facilities in North America and Europe which face continuing decontamination challenges.   Current cleaning procedures for these facilities, facilities that deal with the most deadly pathogens on our planet, involves using high concentrations of formaldehyde, which is very time consuming and expensive.  His observation was that if

AsepticSure™ can eliminate Anthrax as effectively as it has Bacillus subtilis, and we are virtually certain it can, perhaps it will prove powerful enough to actually replace formaldehyde as the method of choice for cleaning these high level laboratories?

3,000 laboratories X $95,000 per unit = a $285MM market potential, plus revenue from the run kits, just for this tiny niche market.  If Medizone were only to capture 5% of that market over the next few years, we would be a very successful company, turning a nice profit.  We expect that the results of testing AsepticSure™’s antimicrobial capability against Anthrax and other weaponized pathogens will be known later this year. Following two trips to Innovation Park, government scientists from the lab have already been trained in using our AsepticSure™ system and preparations are now underway to ship out all of the necessary equipment so that testing can commence in their facility later this summer.  If we are successful with this first phase of testing at the Canadian National Microbiology Laboratory, this niche, but important market, should quickly open up for us.  But let us not lose sight of a second related application in this important area of national security, namely that of bio terrorism countermeasures. If the upcoming tests prove successful, AsepticSure™ will be immediately drawn into our Country's efforts to develop more effective means of cleaning up following a terrorist attack. The immediate response and longer-term recovery period following such attacks are at this time still ineffective, depending on the weaponized agent. So if these initial tests are successful, AsepticSure™ could be considered for critically important tasks such as building remediation of critical infrastructure. Remember the recent attacks on US Post Offices with Anthrax a few years ago. Do you remember what happened to those buildings? We think that AsepticSure™ could offer a very effective alternative.

Addressing larger markets: There are about 4,850 hospitals in the United States.  To fully service a hospital correctly and maintain the disinfection standard that AsepticSure™ is capable of demonstrating, we estimate it will require a bare minimum of 3 AsepticSure™ units per hospital, and the larger hospitals would clearly require more.  Based on unit sales alone, conservatively, that represents a potential US hospital market of $1.4 Billion in technology sales alone, at full saturation.  Now for the sake of conversation, lets assume a number of years down the road this technology was required in hospitals.  That is not as an outlandish statement as it might seem on the surface.  Consider for a moment, should a major hospital operating company in the United States, such as a Kaiser Permanente, employ AsepticSure™ in two or three of their hospitals, and be able to verify a reduction in HAIs of 20% or 30%, perhaps more, and then adopted the system for their entire hospital operating system, would it not seem appropriate to advertise the fact that you could verify you had the cleanest hospitals available to patients anywhere in the world?  Can you imagine the impact the adoption of AsepticSure™ by a major hospital operating company could have?  We believe it would establish our technology as the de-facto must have disinfection technology that any quality health care provider would have to adopt.

And why would hospital administrators not want to adopt our system?  Our early estimates suggest that if the hospital industry invested $1B in AsepticSure™ in the years ahead, they would save in the area of $6 to $12B annually in retained revenues that now must go for the cost of litigation, re-admission and treatment costs for HAI patients that the hospitals must currently shoulder.  Government and insurance companies are backing away from hospital insurance claims that are deemed as caused by “preventable infections.”  That is the very definition of hospital acquired infections, preventable. There is a wonderful incentive for hospitals to adopt this technology, given the potential to greatly reduce suffering and improve mortality while also retaining significantly more in earnings.

For the sake of conversation, if every US hospital was equipped with AsepticSure™, that would be about 15,000 units.  If each unit was employed to clean only 4 rooms a day, or 28 rooms a week, that would represent 420,000 run kits a week, or estimated retained weekly revenues of $1,680,000 to Medizone, simply from processing run kit sales for the US market.  The EU market, with similar standards, is about the same size as the US market.  Globally, the hospital and health care market probably exceeds the North American market by ten times, however sales would not be expected to be linear, as standards differ greatly as you move away from the industrialized countries.

Last week Medizone delivered an AsepticSure™ research unit to the Entomology department at Purdue University. One of our associates spent a couple of days at Purdue setting the unit up and training researchers in the use of the system.  This week the test program has begun.  Now let me caution beyond the safe harbor statement our CFO, Tommy Auger, made at the beginning of this call.  We do not yet know if this technology will work with bed bugs or not.  The Entomology laboratories at Purdue will surely provide us with that answer.  Should we be successful with eradicating bed bugs, a recently discovered  bonus is the fact that it has been reported by researchers in Vancouver, that some bed bug colonies are carrying MRSA in their salivary glands, and we certainly know how effective AsepticSure is with MRSA.  So, again with blue-sky warning because the testing has only just starting, should AsepticSure™ prove capable of dealing with bed bug infestations, the hotel industry opens up for AsepticSure™.  There are about 126,768 hotels and motels in the United States.  Certainly not all hotels would need AsepticSure™, they do not all have bed bugs, but the market potential would appear to be potentially as large, or possibly greater than the US hospital market.  We have been in contact with one hotel operator who will go unnamed for obvious reasons.  They have more than 500 hotels in their chain and have infestation problems in many of them.  Should the Purdue research produce favorable results, it is likely they will pursue on site testing with production equipment to confirm results at one of their hotels.  This potential market, is a good example of where a franchise service system might make more sense than direct sales.  Added to hotels, one must take into account the cruise ship industry and other travel sectors as potential future markets as well.  The totals relative to size, not fully evaluated at this time, but clearly a billion dollar industry by itself, should we be fortunate enough to get positive results with the test program now underway at Purdue.

Food processing plants are another area of interest along with clean room disinfection capability. In our laboratories we have demonstrated that AsepticSure™ is very effective with E-Coli and other food borne pathogens.  There is a long history of documented success of killing viruses with ozone, as well as eliminating fungus and molds.

Combining the effectiveness of the unique AsepticSure™ patented formula of specific dose ozone, hydrogen peroxide combination at specific humidity is the logical step forward for food processors and clean room manufacturers to adopt.  In avoiding just one lawsuit, or plant shut down, the cost of AsepticSure™ would be covered for many, many years.  Market size?  Not fully evaluated at this time, but significant.  These two market segments are an example, due to exceedingly large room sizes, in which the ideal system would be a permanent, built in system integrated with their HVAC system.  We are prepared to engineer and build custom systems for these large-scale facilities.

Q7

A number of shareholders wrote in with questions on patents, this question pretty much sums them up.

Ed, what is the status of our patent filings and do we need to wait for patents to be granted before we enter into sales.

No, we do not have to wait for our patent applications to be granted before entering into sales.  It is standard practice for companies to enter into sales under pending patent applications.

To date, Medizone has filed 7 patent applications related to AsepticSure™.  Two of those applications pertaining to the technology and the science were combined into a single filing under the Patent Cooperation Treaty, which covers all of the major industrialized countries with the exception of Taiwan.  So in effect, we have 6 pending patent applications at this time.   Two primary PCT applications, the 2nd of which expands on the first PCT filing and includes the bio-terrorism countermeasures variant of our technology, and 4 US Provisional filings for specific applications such as sports facilities, food processing plants and additional scientific development.

So far, the review of our applications has been most favorable.  The PCT bio-terrorism application in particular received a glowing review of approval by the PCT reviewers, a very positive sign as we consider it a key foundational patent.  We are now in a position, based on communications and reviews received, where our attorneys anticipate the initial patent Grant will be achieved later this year, for an accelerated filing we did in Canada from the original PCT application.

Q8

Here is another question received from a number of shareholders.

What is your marketing plan?

Actually, our marketing plan is already underway.  When Dr Shannon addressed the G-8 conference in Ottawa last year, he was addressing global leaders in health care and bio-defense on what can be achieved with AsepticSure™.  That was the beginning of marketing.  Dr. Zoutman spent four days this past week in Toronto speaking face to face with medical professionals attending the Community and Hospital Control Canada Association Conference.  Dr. Zoutman will be in Geneva the end of this month speaking with health professionals at the global leadership level from all over the world, these are all marketing efforts.  At the FIME show in August we will take our presentation to a slightly different audience; administrators and purchasing agents, more so than scientist and doctors.  Dr. Zoutman is also scheduled to speak at FIME.  Dr Shannnon will be at FIME.  I will be at FIME.  We will have experienced trade show professionals supporting and assisting us at FIME.  We have opened a new office to allow working room for staff increases, primarily directed at sales support.  As we move further down the road with production, we will most likely bring on a professional advertising agency to help craft the sales message, and how best to present that message for specific markets.  These are all clearly intentioned, specifically timed, strides forward in spreading the gospel about AsepticSure™, that is our marketing plan.

Q9

This is from a shareholder in New York.

What are the thoughts about bringing new people into management as the Company transitions into the commercial phase?  This means both expanding the Board of Directors and perhaps bringing in someone with experience in the areas that will become relevant as this moves forward.

Internally, these are questions that are always an open point of discussion.  Backing up a bit.  Every expansion of the research and development team was carefully considered by management and the board of directors before actions were taken.  Prior to that, every step taken by this Company from the first time we considered entering the disinfection market place has been carefully evaluated.  As an example, prior to beginning any research we had two different legal firms that specialize in patent law independently verify that our intended scientific and development path forward was patentable, that prior art and patent rights would not block us.  None of that has been by accident.

I take great pride in the professionalism this small company has been able to surround itself with at all levels.  The results we have obtained thus far justify my feeling of pride in our entire organization and how we have been able to continually expand the team in an extremely cost efficient and timely manner.  Adding the correct skill sets when they are needed.

Moving forward, of course we intend to fill in areas of management and board over-site with professionals well versed in areas of expanding commercialization and sales.  Just as in the past we have sought out expertise in the areas of legal support, scientific research, government regulations and government relations, patents and competency in final product development and production.  That Medizone will continue to attract leaders in needed areas of expertise is a given.  We have a product that is the finest available on the planet for its purpose at this time in history.  Of course we expect to attract the highest caliber of people and companies to work with us.

Let me address one additional comment regarding future board appointments.  At times, I have been left with the impression that for whatever reason, a small minority group of shareholders has not fully appreciated the unusual quality of the board of directors this company currently has in place.  I would remind shareholders that one of our board members, indeed our Company President, is a former Director General of the Laboratory Center for Disease Control, Health Canada.  A retired Deputy Surgeon General Canada, who is one of the most respected medical professionals in North America, perhaps the World, and has been a foremost expert in working with ozone for more than twenty years.  Another of our board members, is a well recognized National leader and key-note speaker in his own field of endeavor, and continues to serve as a mentor to the CEOs of Fortune 500 companies.  Our New Zealand based board member lead the establishment of the New Zealand Council of Healthcare Standards and ran his own hospital operating company for twenty years.  How many OTC companies can claim board members with those credentials?

I might also add, how many companies at any level have board members with solid credentials that have also made heavy financial investments in the companies they serve through direct stock purchases over the years to support their company through difficult times?  I would prefer our board members any day to those that sat on the boards of the Wall Street banking darlings, earning hundreds of thousands of dollars or more a year, while failing in their oversight responsibilities as greed, corruption and moral break down surrounded them, causing a near collapse of the international economy and monetary system.  These comments stray off topic, but I highly recommend that ever one listing to this broadcast make a point of seeing the extremely well done documentary film, “Inside Job.”

Yes, we expect to expand our management and board of directors.  With quality people deemed to be experienced in the areas that could prove beneficial to Medizone as we move forward with production, sales and the expansion of corporate relationships.

Jill

That concludes our question and answer period.  I know Ed would like to make some closing comments.

Thank you Jill.  We appreciate everyone taking the time to listen in today.  Please feel free to share this exchange with others that might be interested in Medizone International.

We will have a link to this exchange on our website so it may serve as a due diligence resource.  While we might not have answered everyone’s questions today, I am sure we have addressed the bulk of them.  A lot of information was covered today, so even if you listened in, please feel free to review the information again.

As an overview; Medizone’s intention moving forward from this point is continued proof of efficacy of the AsepticSure™ disinfection technology both at the laboratory level, such as in Winnipeg at the Canadian National Micro-biology Laboratory, in hospital beta testing with production equipment and with intended initial sales penetration into various  areas of commercial potential, such as assuring that clean room manufacturing facilities are in fact, sterile; or, if we are fortunate enough to be able to kill bed bugs, that you can rest easier at night while staying at a hotel.

Initial manufacturing numbers shall be very modest, in keeping with our soft launch philosophy.  From what I have observed on the engineering side of the house, and the conservative and through approach our final development and manufacturing partner has taken with detailed engineering and quality build of the production system, I expect the initial production machines to be flawless and wonderfully engineered devices.  Still, we do want to prove the reliability and operator ease of those initial machines in the real world market place prior to a major ramp up of production.  Incidentally, the production machine is more than 50% smaller and almost 50% lighter than our development technology.  It is a very fine device.  Approximately 26.5 in wide, 36” tall and 42” long, it is easily maneuvered about, fully portable, and of course modular in design to address varying size room requirements.

As we achieve initial market penetration and sales, clearly we will drive interest in our product and increase shareholder value at the same time.  Please remember, philosophically we are pursuing a direction of future partnering with much larger and well established firms.  That is the clear path forward in order to meet the requirements of increasing product demand, and being able to provide expanded product support, following the soft and mid launch phase. We might expect to move into a mid-stage expansion of production prior to partnering, but prior to macro production, clearly other relationships will have been put into place first so that all of the sales and support infrastructure necessary to support rapid sales growth expansions are already established.

Along the way we fully intend to be guided by investment bankers and other professional consultants well versed in corporate expansion, valuations, partnering and capable of providing the appropriate guidance if approached for an eventual takeout.

Our job today is to establish early sales in order to demonstrate product demand and acceptance, and begin to generate revenue.  For reasons of confidentiality, I will not reveal the gentleman’s identity or his company’s name, but I would like to share with you tid-bits of conversation we have had with the CEO of a company that is owned by a Fortune 500 and is heavily involved in the disinfection / sterilization sector.

When he first contacted us, I asked, “How did a company the size of yours, ever hear of a little company like Medizone International.”  His response, and I paraphrase, “we have been watching you for five months now and I thought it was time to introduce myself.”  That initial conversation led to a significant meeting with our team, the details of which shall remain private.  I will however, share comments he made, in an attempt to shed a bit of light on how larger corporate entities look at smaller companies that own interesting, innovative technology.  Again, I paraphrase, “Ed, companies like ours are highly risk adverse.  We are always looking for innovative new products that show great potential.  Being risk adverse, we usually wait a bit too long before entering into agreements, which means we end up paying more, but we have then removed the risk.  In your case, we would like to see your patent applications being granted and acceptance of your technology in the market place.  Then, we can circle back to you.”  In discussing possible pathways forward the gentlemen went on, “there are many ways we might work with a smaller company.  We might put an agreement together to help fund research at some stage, or fund initial production in exchange for distribution rights, but in the end, if we really like the product, we usually prefer to acquire the company.”

Now right up front, please understand the only reason I share these comments is to offer our investors a bit of insight as to how larger entities in general, view entering into business relationships with small companies like Medizone.  At least that is the viewpoint as stated by this particular CEO.   Are we relying on this relationship developing further in the future, absolutely not.  This particular company has a competing technology to AsepticSure™.  Their technology does not achieve the standard of disinfection AsepticSure™ does, but non-the less, they have a very large investment in what they currently own and we expect they will do everything possible to maximize its potential.  Of course, that does not preclude them from circling back to us either.

The point I am trying to make is that we have identified a number of multi-nationals that potentially could make great partners for Medizone.  The question today is simple, which one will it be, when will it be and what level of sales, market penetration and acceptance of our technology must we achieve before finding that correct fit.  Will they find us attractive as one or two patents are granted, or will they want to see more?  Will that fit be a form of partnership, where the multi-national supplies sales and service infrastructure and Medizone supplies product, or will it be as a full take out?  As of this moment, we do not have those answers.  We expect, as we progress with our business plan, achieve market penetrations and gradually increase production and sales, the process will evolve in a natural way and the correct fit for us will make itself known.  We are building a better mousetrap, and I am convinced, as are our patent attorneys, that the intellectual property protection fence around AsepticSure™ will stand strong.

Finally, and there were a few questions submitted around this subject, what does the end game look like in terms of possible future dividends and potential tax consequences?  Well, because we are not there yet, we certainly cannot say for sure.  Obviously, should Medizone remain an independent entity manufacturing AsepticSure™ for another distributor, that is an entirely different situation.  However, if an acquisition of Medizone were to take place, it is our understanding that under current tax law if the IRS ruled it was a “like for like exchange”, such a transaction could be constructed as a tax free exchange, stock for stock.  Ideally, in our current opinion, that might provide the best outcome for investors as in that type of transaction our shareholders might go from owning an OTC stock, to most likely, owning shares traded on the New York Stock Exchange that also paid a dividend.

Now before anyone gets overly excited, please let us remember these are speculative comments regarding best-case future intention.  These comments are only intended to share with investors the internal thinking of management and the board of directors, and how we currently envision the company’s corporate development path moving forward.

Our immediate job today is to produce rock solid initial production units that perform as well as our beta test units have.  To successfully introduce that production technology into the market place, and to start to build an order book.  We are on that path.

Jill

That concludes our conference call this afternoon.

On behalf of all of the Medizone team, thank you for joining us.  If you would like to stay abreast of Medizone International news, there is a link on our website located on the right hand side of the homepage where you can sign up for E-mail alerts of breaking news as they happen.  Good bye everyone.